UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Copper Property CTL Pass Through Trust
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COPPER PROPERTY CTL PASS THROUGH TRUST
3 SECOND STREET, SUITE 206
JERSEY CITY, NEW JERSEY 07311-4056

NOTICE OF CONSENT SOLICITATION

May 12, 2021

To Our Certificateholders:

Notice is hereby given to certificateholders (the “Certificateholders”) of Copper Property CTL Pass Through Trust (the “Trust”), that we are soliciting the written consents of Certificateholders to vote on two proposals (the “Proposals”). If you are a Certificateholder of record of the Trust as of May 26, 2021, you are entitled to vote on the Proposals. The Certificateholders of the Trust are being asked to approve amendments to the Trust’s Amended and Restated Pass Through Trust Agreement (the “Trust Agreement”) and the Management Agreement (the “Management Agreement”) to which the Trust is a party.

As discussed in more detail in the enclosed Consent Solicitation Statement, the two Proposals are as follows:

1)
Amend the Trust Agreement to modify the definition of “Targeted Disposal Period” to extend the sales period for the retail properties to July 31, 2025 (approximately four and a half years after the effective date the Chapter 11 Plan of Reorganization of J. C. Penney Company, Inc.) (“Proposal One”); and

2)
Amend each of the Trust Agreement and the Management Agreement to modify the requirement that the Manager obtain a broker’s opinion of value for each property on a quarterly basis (“Proposal Two” and, together with Proposal One, the “Proposals”).

The implementation of Proposal Two is contingent on the approval by Certificateholders of Proposal One. If Proposal One is not approved, Proposal Two will not be implemented.

The question and answer section that follows discusses the Proposals and the Consent Solicitation Statement itself provides greater detail about the Proposals. Please review and consider the Proposals carefully.

Your vote on this matter is very important. We urge you to promptly complete, sign and return the enclosed consent form to GLAS Trust Company LLC by email at clientservices.americas@glas.agency, by facsimile to 212-202-6246, or by mail to 3 Second Street, Suite 206, Jersey City, New Jersey 07311 as soon as possible and no later than the expiration date of the consent solicitation period which is June 10, 2021.

Sincerely,
Copper Property CTL Pass Through Trust

Neil Aaronson
Principal Executive Officer

Larry Finger
Principal Financial Officer

COPPER PROPERTY CTL PASS THROUGH TRUST
3 SECOND STREET, SUITE 206
JERSEY CITY, NEW JERSEY 07311-4056

CONSENT SOLICITATION STATEMENT

This Consent Solicitation Statement is being furnished to “Certificateholders” of Copper Property CTL Pass Through Trust, a New York common law trust (the “Trust”), who hold trust certificates (the “Certificates”) (CUSIP No. 217519 107) evidencing a fractional undivided interest in the Trust.

This Consent Solicitation Statement is first being mailed to Certificateholders on or about May 27, 2021.

What is the purpose of this Consent Solicitation?

The Trust is asking Certificateholders to consent to the proposed amendments (the “Amendments”) to the Trust’s Amended and Restated Pass Through Trust Agreement (the “Trust Agreement”) and the Management Agreement with Hilco JCP LLC (the “Manager”) to which the Trust is party (the “Management Agreement” and, together with the Trust Agreement, the “Agreements”). The Amendments would (i) extend the targeted sales period contained in the Trust Agreement relating to the retail properties from one year following the expiration date of the applicable lockout period for such properties, the latest of which expiration dates are in the second quarter of 2021, to July 31, 2025 (approximately four and a half years after the effective date (the “Emergence Date”) of the Chapter 11 Plan of Reorganization of J. C. Penney Company, Inc.) (“Proposal One”) and (ii) modify the requirement in each of the Agreements that the Manager obtain a broker’s opinion of value (“BOV”) for each property on a quarterly basis to allow the Manager discretion to forego obtaining a BOV on any given property for any given quarter so long as the Manager does not forgo obtaining a BOV for such property for two consecutive quarters (“Proposal Two” and, together with Proposal One, the “Proposals”).

With respect to Proposal One, this additional time period would allow the Trust the opportunity to participate in the potential for Copper Retail JV LLC and/or its subsidiaries (collectively, “New J.C. Penney”), as the tenant of the retail properties, to achieve the benefits of its financial and operational restructuring and a potentially more favorable brick-and-mortar retail environment as the economy recovers from the ongoing coronavirus (“COVID-19”) pandemic, as well as a more orderly marketing and sale of some of these retail properties in the re-opened retail environment and as the perceived credit quality of New J.C. Penney improves.

With respect to Proposal Two, the adoption of Proposal One extending the sales period for certain of the Trust’s retail properties mitigates the need to obtain a BOV for each property on a quarterly basis. By permitting the Manager to forego obtaining a BOV on a given property for one (or more) non-consecutive quarters, Proposal Two better aligns the sales and valuation processes and allows the Trust to minimize a significant recurring expense.

If the Amendments are approved by the Certificateholders, the Trust may, in its sole discretion, (x) amend the Agreements to reflect the Amendments, (y) amend and restate the Agreements to reflect the Amendments and any other amendments duly approved prior to such time in accordance with the terms of the existing Agreements or (z) not amend or amend and restate the Agreements to reflect the Amendments (in which case the Certificateholders shall remain bound by the terms of the existing Agreements). Attached as Exhibit A is an illustrative amendment to the Amended and Restated Pass Through Trust Agreement that addresses the Proposals. Attached as Exhibit B is an illustrative amendment to the Management Agreement that addresses Proposal Two. This Consent Solicitation Statement includes information that the Trust is required to provide you under the rules of the Securities and Exchange Commission (“SEC”).

Who is entitled to consent?

You will be entitled to vote on the Proposals if you held Certificates as of the close of business on May 26 , 2021 (the “Record Date”). As of the Record Date, 75,000,000 Certificates were issued, outstanding and entitled to vote on the Proposals. Each Certificateholder is entitled to one vote per Certificate.

What consent is required?

Approval of the Proposals requires the affirmative consent (the “Required Consent”) of Certificateholders with fractional undivided interests aggregating not less than a majority of the interests in the Trust (the “Trust Interests”), excluding Disregarded Holders (as defined in the Trust Agreement). Because the affirmative consent of Certificateholders with fractional undivided interests aggregating not less than a majority of the Trust Interests, excluding Disregarded Holders, is required to approve the Proposals, returning a consent form marked “Abstains” for the Proposals will equate to a vote against the Proposals.

Where can I find electronic copies of this Consent Solicitation?

A copy of this Consent Solicitation and its exhibits can be obtained over the internet on the SEC’s website at www.sec.gov, or on our website at www.ctltrust.net.

If approved, when will the Amendments be effective?

The Amendments will be effective only after the receipt of the Required Consent, which may occur prior to the Expiration Date (defined below) if the Required Consent is received before then, and only after the Trust, in its sole discretion, executes the amendments to the existing Agreements reflecting the Amendments. The Trust will disclose the results of this Consent Solicitation promptly after the Expiration Date, or receipt of the Required Consent if the Required Consent is received before then. If the Amendments are approved, and executed by the Trust in its sole discretion, all Certificateholders will be bound by the terms of the Amendments, whether or not they consent to the Proposals. Even if the Required Consent is received, the Trust shall retain the ability to, in its sole and absolute discretion, not effect the Amendments, in which case the Certificateholders shall remain bound by the terms of the existing Agreements.

Who is conducting and paying for the cost of the Consent Solicitation?

Consents may be solicited by mail, telephone, e-mail and in person. Solicitations may be made by our representatives, none of whom will receive additional compensation for such solicitation. The Trust will bear the costs of preparing and mailing the Consent Solicitation Statement and all documents that now accompany or may hereafter supplement it, and all other expenses incurred in connection with this solicitation and the adoption of the Amendments.

When is the deadline to deliver my consent?

The Consent Solicitation will expire at, and your consent must be received by, June 10, 2021 (the “Expiration Date”). You may revoke your consent at any time prior to the Trust’s receipt of the Required Consent.

How do I consent or revoke my consent?

Certificateholders must sign and return the consent form accompanying this Consent Solicitation Statement by mail, email or facsimile to the address or number, as applicable, provided in the consent form in order to vote on the Proposals. Because the affirmative consent of Certificateholders with fractional undivided interests aggregating not less than the majority of the Trust Interests, excluding Disregarded Holders (as defined in the Trust Agreement), is required to approve the Proposals, returning a consent form marked “Abstains” for the Proposals will equate to a vote against the Proposals.

A consent form that is signed but not marked “Consents,” “Withholds Consent” or “Abstains” with respect to the Proposals will be treated as a consent in favor of the Proposals. Certificateholders may revoke their consents at any time prior to the Expiration Date by dating, signing and delivering to the Trust a written notice that clearly expresses the revocation of consent, or by delivering a properly executed, subsequently dated consent form withholding a previously granted consent. However, any revocation received after the Trust’s receipt of the Required Consent will not be effective.

Why does my name not appear as a Certificateholder of record?

The information set forth in this section is of significant importance to many Certificateholders of the Trust, as a substantial number of Certificateholders do not hold Certificates in their own name. Certificateholders who do not hold their Certificates in their own name (i.e. non-registered or beneficial Certificateholders) should ensure that instructions respecting the voting of their Certificates are communicated to the appropriate person at their respective broker, or their agent or nominee, if such Certificateholder want their votes to count on the Proposals set forth in this Consent Solicitation Statement. Any beneficial owner of Certificates registered in the name of a DTC Participant may direct the DTC Participant through which such beneficial owner’s Notes are held to execute a consent form on such beneficial owner’s behalf and deliver the executed Consent to GLAS Trust Company LLC by email to clientservices.americas@glas.agency, by facsimile to 212-202-6246, or by mail to 3 Second Street, Suite 206, Jersey City, New Jersey 07311.

The Trust anticipates that DTC or its nominee will execute an omnibus proxy in favor of DTC Participants (i.e., brokers, banks and other financial institutions that participate through DTC or its nominee) holding the Certificates, which will authorize each such DTC Participant to consent to the Proposals with respect to the principal amount of Certificates shown as owned by such DTC Participant on the books of DTC as of the Record Date. For purposes of the Consent Solicitation, the term “Certificateholder” shall be deemed to include DTC Participants, and DTC has authorized participants to execute consents as if they were Certificateholders of record. The Trustee will accept and record only a properly executed consent from those parties listed as a Certificateholder as of the Record Date in the omnibus proxy received by the Trustee from DTC.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any delivered Consent pursuant to any of the procedures described above shall be determined by the Trust, in its sole discretion (which determination shall be final, conclusive and binding subject only to such review as may be prescribed by the Trustee concerning proof of execution and ownership). The Trust reserves the absolute right to reject any or all deliveries of any Consent they determine not to be in proper form or the acceptance of which would, in the opinion of the Trust or their counsel, be unlawful. The Trust also reserves the right, subject only to such review as the Trustee prescribes for the proof of execution and ownership, to waive any defect or irregularity as to any delivery of any Consent of any particular Certificateholder, whether or not similar defects or irregularities are waived in the case of other Certificateholders. The Trust’s interpretation of the terms and conditions of the Consent Solicitation, including the instructions to the Consent, shall be final and binding on all parties. Any defect or irregularity in connection with deliveries of Consents must be cured within such time as the Trust determines, unless waived by the Trust. Deliveries of a Consent shall not be deemed to have been made until all defects and irregularities have been waived by the Trust or cured. None of the Trust or the Trustee or any other person shall be under any duty to give notification to any Certificateholder of any defects or irregularities or waivers in deliveries of Consents or shall incur any liability for failure to give any such notification.

Whom do I contact if I have questions?

Please direct all questions to Copper Property CTL Pass Through Trust at 3 Second Street, Suite 206, Jersey City, New Jersey 07311-4056 or at (972) 431-1000, or call Larry Finger, Principal Financial Officer of the Trust, at (703) 244-4588.

THE PROPOSALS

Background

The Trust is governed by the Trust Agreement. The Trust’s operations consist solely of (i) owning the Properties (as defined below), (ii) leasing the Properties under the terms of the Master Leases (as defined in the Trust Agreement) to New J.C. Penney, as the sole tenant, and (iii) subject to market conditions and the conditions set forth in the Trust Agreement, selling the Properties to third-party purchasers, in each case through certain wholly-owned property holding companies. The Trust retained the Manager, an affiliate of Hilco Real Estate LLC, as its independent third-party manager to perform asset management duties with respect to the Properties. The Properties consist of 160 retail properties (the “Retail Properties”) and six distribution centers (the “Warehouses” and, together with the Retail Properties, the “Properties”).

The Trust Agreement includes a “Targeted Disposal Period,” which generally encourages the Trust to sell the Warehouses within six (6) months, and to sell the Retail Properties within twelve (12) months, in each case following the Emergence Date or (if applicable) following the expiration date of certain lockout periods applicable to such properties, the latest of which expiration dates are in April 2021.

We believe the current market demand for properties such as the Warehouses is sufficient to allow the Trust to sell the Warehouses in an orderly process in the near-term and maximize the recovery for the Certificateholders on a present value basis and the Manager is currently examining such sales opportunities.  The Trust also intends to opportunistically pursue sales of various Retail Properties in the near-term, particularly with respect to those Retail Properties that present potential redevelopment opportunities that are better pursued by parties other than the Trust, which is liquidating its assets and is not permitted to invest in redevelopment projects. Therefore, the Manager is actively pursuing sales of these Properties and does not expect to change its strategy with respect to selling these properties even if there is an extension of the Targeted Disposal Period.  However, we believe many other Retail Properties offer significant value to the Trust as-leased, and that the Trust would benefit from collecting a rent stream from New J.C. Penney that the Trust views as favorable assuming the perceived credit of New J.C. Penney continues to improve following its financial and operational restructuring and assuming the retail property market improves and the economy re-opens in the recovery from the COVID-19 pandemic.

Proposal One would extend the sales period contained in the Trust Agreement for the Retail Properties.  If Proposal One is approved, the Manager will continue to actively pursue sales of certain of  the Retail Properties, but will have more flexibility to do so on an opportunistic basis as to the balance of the Retail Properties - allowing the Trust (and therefore the Certificateholders) the dual-benefit of an opportunity to participate in a significant rental stream and the recovery of the market for Retail Properties.  In particular, the additional time provided by Proposal One would allow for the more orderly marketing and sale of these properties and in a potentially more favorable market for the retail industry; one that is further removed from the ongoing COVID-19 pandemic, while potentially increasing the value of the Properties for the benefit of the Certificateholders. The global outbreak of the COVID-19 pandemic, and its rapid and continuing spread, has had an unprecedented impact on the global and the U.S. economy in general, and the retail industry in particular, and the extent of its impact on the operational and financial performance of the Trust will depend on certain future developments, such as changes in consumer trends and preferences and other factors which are uncertain and over which the Trust has no control. We believe an extension of the sales period will better position the Trust to improve overall value with respect to the Retail Properties. The duration of the COVID-19 pandemic is unknown, and it is possible there will be another outbreak. However, with an extended sales period, the Trust may be able to avoid having to sell certain Properties in a challenging real estate market during uncertain economic conditions.

Together with the proceeds from sales of the Properties, the rent and other payment obligations under the Master Leases will account for all of the Trust’s revenues.  In addition to providing for a more orderly marketing and sale process for the Retail Properties, this additional time period will also allow New J.C. Penney, as the tenant of the Retail Properties, the opportunity to achieve the benefits of its financial and operational restructuring, which we believe should benefit the Trust as owner of such Retail Properties by increasing the overall value attributable to such Properties.  However, Certificateholders should understand that there can be no assurance that New J.C. Penney will be successful in achieving the expected benefits of its restructuring or that New J.C. Penney will have sufficient assets, income and access to financing to enable them to improve their perceived credit or satisfy their payment obligations on account of the Master Leases. The ability of New J.C. Penney and the Lease Guarantors to pay the rent under the Master Leases is based, over time, on the performance of the retail stores operated by New JCP at the Properties and New J.C. Penney’s other properties. The retail industry is characterized by a high degree of competition among a large number of participants, and competition is intense in most of the markets in which the Properties are located. Additionally, decreases in discretionary consumer spending brought about by weakened general economic conditions such as lackluster recoveries from the COVID-19 pandemic or recessions, high unemployment levels, higher income taxes, low levels of consumer confidence, cultural and demographic changes and increased stock market volatility may negatively impact New J.C. Penney’s revenues and operating cash flows. The inability or unwillingness of New J.C. Penney and the Lease Guarantors (as defined in the Master Leases) to meet their rent and other obligations under the Master Leases and the related Lease Guaranty (as defined in the Master Leases) could materially adversely affect the Trust and the Certificateholders.

Pursuant to the Trust Agreement, the Trust was organized with the intention that it qualify as a liquidating trust under applicable federal income tax rules. A liquidating trust is treated as a grantor trust, which is a pass-through entity for federal income tax purposes. However, no legal opinions have been requested from counsel, and no rulings have been or will be requested from the Internal Revenue Service (the “IRS”), as to the tax treatment of the Trust. Accordingly, there can be no assurance that the IRS will not assert, and that a court would not conclude, that the Trust does not qualify as a liquidating trust. If the Trust does not qualify as a liquidating trust, it is intended that the Trust be treated as a partnership for U.S. federal income tax purposes (which would also be a pass-through entity for federal income tax purposes, although the tax consequences of owning a partnership may differ from those of owning a grantor trust in some respects, possibly adversely); however, that treatment as a partnership is also not certain. Because a significant proportion of the Trust’s income is expected to be real property rents received from New J.C. Penney or an assignee or sub-lessee thereof, the Trust Agreement includes restrictions on the transferability of Trust Certificates to Certificateholders that directly or indirectly own 4.9% or more of the Trust Certificates, which restrictions are intended to ensure that the Trust’s rental income is not treated as received from a lessee or sub-lessee that is treated as related to the Trust for purposes of the publicly traded partnership “qualifying income” rules. These restrictions are intended to preserve the status of the Trust’s rental income as “qualifying income” and thus, preserve the Trust’s status as a partnership for U.S. federal income tax purposes in the event that the Trust is not treated as a grantor trust. However, New J.C. Penney is permitted to transfer its rights and obligations under the Master Leases in a variety of situations and the Trust may be unable to control who becomes a lessee or sublessee thereunder. Accordingly, even if the Trust Agreement’s transfer restrictions are complied with, they may not prevent some or all of the Trust’s rental income from being treated as related party rent for purposes of the publicly traded partnership rules, which could cause the Trust to fail to qualify as a partnership. If the Trust does not qualify as a liquidating trust and is not treated as a partnership for federal income tax purposes, there may be adverse federal income tax consequences, including taxation of the income of the Trust at the entity level, which could reduce the amount of cash available for distributions to the Certificateholders, and additional tax payable by the Certificateholders upon their receipt of distributions.

PROPOSAL ONE

Proposed Amendments

The proposed amendments to the Trust Agreement would modify: (i) the definition of “Targeted Disposal Period” to extend the sales period for the Retail Properties from one year following the expiration date of the applicable lockout period for such properties, the latest of which expiration dates are in the second quarter of 2021, to July 31, 2025 (approximately four and a half years after the Emergence Date) and (ii) the requirement that the Manager obtain a BOV for each property on a quarterly basis to allow the Manager discretion to forego obtaining a BOV on any given property for any given quarter so long as the Manager does not forgo obtaining a BOV for such property for two consecutive quarters.

Certain Considerations

By approving Proposal One, the Certificateholders would allow the Trust to make certain amendments to the Trust Agreement as described in clause (i) above and illustrated in Exhibit A. Even if the Required Consent is received, the Trust shall retain the ability to, in its sole and absolute discretion, not effect the Amendments, in which case the Certificateholders shall remain bound by the terms of the existing Trust Agreement.

PROPOSAL TWO

Proposed Amendment

The amendments to the Trust Agreement and the Management Agreement are being proposed to conform to Proposal One with respect to modifying the requirement that the Manager obtain a BOV for each property on a quarterly basis.

Certain Considerations

By approving Proposal Two, the Certificateholders would allow the Trust to make certain amendments to the Management Agreement as illustrated in Exhibit B as well as the amendment to the Trust Agreement described in clause (ii) in “Proposal One – Proposed Amendments” above and illustrated in Exhibit A. Even if the Required Consent is received, the Trust shall retain the ability to, in its sole and absolute discretion, not effect the Amendments, in which case the Certificateholders shall remain bound by the terms of the existing Management Agreement.

The implementation of Proposal Two is contingent on the approval by Certificateholders of Proposal One. If Proposal One is not approved, Proposal Two will not be implemented.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth estimated information regarding the beneficial ownership of the Trust Certificates as of May 11, 2021 with respect to each Certificateholder that is a beneficial owner of more than 5% of the Trust Certificates. The Trust does not have directors. The Executive Officer and the Financial Officer of the Trust do not and are not permitted to, directly or indirectly, own any of the Trust Certificates.

Beneficial ownership of the Trust Certificates is determined under rules of the SEC and generally includes any Trust Certificates over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons named in the table below have sole voting and investment power with respect to all Trust Certificates shown as beneficially owned by them.

Name & Address of Beneficial Owner	Units Beneficially Owned	Percentage of Voting Units
H/2 Credit Manager LP(1) 680 Washington Blvd., 7th Floor Stamford, CT 06901	29,711,680	39.62%

Silver Point Finance, LLC(2) Two Greenwich Plaza, 1st Floor Greenwich, CT 06830	13,485,064	17.98%

Sixth Street Partners, LLC 345 California Street, Suite 3300, San Francisco, CA 94104	7,353,908	9.81%

Owl Creek Asset Management, L.P. 640 Fifth Avenue, 20th Floor New York, NY 10019	7,079,171	9.44%

Brigade Capital Management, LP(3) 399 Park Avenue, 16th Floor New York, NY 10022	5,612,944	7.48%

Sculptor Capital Investments, LLC 9 West 57th Street, 39th Floor New York, NY 10019	4,000,308	5.33%

(1)
Based upon six Form 3 filings made on March 1, 2021 filed jointly by six separate wholly-owned subsidiaries of certain funds (the “Funds”) managed by H/2 Credit Manager LP, and Spencer Haber, who is the managing member of the investment managers of such Funds, each reporting person and each of the foregoing entities disclaims beneficial ownership of the securities reported, except to the extent of its or his pecuniary interest therein, if any. Units beneficially owned include those held by wholly-owned subsidiaries of H/2 Targeted Return Strategies II Ltd.

(2)
Based upon four Form 4 filings made by Silver Point Capital L.P. (“Silver Point”) on April 19, 2021, April 12, 2021, March 16, 2021 and March 16, 2021, respectively, as well as a Form 3/A filing made on March 3, 2021, Silver Point Capital, L.P. (“Silver Point”) or its wholly owned subsidiaries are the investment managers of Silver Point Capital Fund, L.P., Silver Point Capital Offshore Master Fund, L.P., Silver Point Distressed Opportunities Fund, L.P., Silver Point Distressed Opportunities Offshore Master Fund, L.P., Silver Point Distressed Opportunity Institutional Partners, L.P. and Silver Point Distressed Opportunity Institutional Partners Master Fund (Offshore), L.P. (the “Funds”) and, by reason of such status, may be deemed to be the beneficial owner of all of the reported securities held by the Funds. Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point and as a result may be deemed to be the beneficial owner of all securities held by the Funds. Messrs. Edward A. Mule and Robert J. O'Shea are each members of Management and as a result may be deemed to be the beneficial owner of all of the securities held by the Funds.

(3)	Based upon a Schedule 13G filed by Brigade Capital Management, LP with the SEC on May 6, 2021. Reflects sole voting power and shared voting power of 5,612,944 shares.

INTEREST OF CERTAIN PERSONS IN THE PROPOSAL

The Trust does not have directors. The Executive Officer and the Financial Officer of the Trust do not and are not permitted to, directly or indirectly, own any of the Trust Certificates. If the Proposals are adopted, the termination of the Trust may be delayed longer than if it the Proposals are not adopted.  Under the Management Agreement, the initial twenty-four (24) month term of the Management Agreement will automatically extend for successive six (6) month increments until the termination of the Trust Agreement, unless the Management Agreement is terminated in accordance with its terms.  The Manager and the Executive Officer and Financial Officer of the Trust (both of whom are employed by an affiliate of the Manager) have an indirect interest in the Proposals because of the possible extension of the Management Agreement beyond its initial twenty-four (24) month term, which would result in the continuation of compensation to the Manager thereunder.  Accordingly, neither the Manager nor any of the officers believe it is appropriate to make any recommendation in connection with the Proposals

FORWARD-LOOKING STATEMENTS

This Consent Solicitation Statement includes forward-looking statements that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and are subject to a number of risks and uncertainties, many of which are beyond the Trust’s control. All statements regarding the Trust’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives are forward-looking statements. When used in this registration statement, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

All forward-looking statements speak only as of the date of this Consent Solicitation Statement. We disclaim any obligation to update these statements unless required by law, and we caution you not to place undue reliance on them. Although we believe that the Trust’s plans, intentions and expectations reflected in or suggested by the forward-looking statements contained herein are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved.

Any such statements should be read together with the risk factors included in Part I, Item 1A. Risk Factors on Form 10, filed by the Trust with the SEC on March 18, 2021. Additional risks or uncertainties that are not currently known to us, that we currently deem to be immaterial, or that could apply to any company could also materially adversely affect the Trust and the Certificateholders.

These cautionary statements qualify all forward-looking statements attributable to us or persons acting on the Trust’s behalf.

AVAILABLE INFORMATION

The Trust is subject to the informational requirements of the Exchange Act and, in accordance therewith, the Trust files annual, quarterly and current reports and other information with the SEC. The Trust’s SEC filings are available on the SEC’s website, http://www.sec.gov. The Trust’s SEC filings (including this Consent Solicitation Statement being filed on Form 14A) are also available free of charge as soon as reasonably practicable through the Trust’s website at http://www.ctltrust.net. The information contained on, or that may be obtained from, the Trust’s website is not, and shall not be deemed to be, incorporated into this Consent Solicitation Statement.

The Certificates are not listed or authorized for listing on any national or regional securities exchange. All documents described in this Consent Solicitation Statement but not delivered herewith are available without charge, other than exhibits to such documents which are not specifically described herein, upon request from: Copper Property CTL Pass Through Trust, 3 Second Street, Suite 206, Jersey City, New Jersey 07311-4056, or call (201) 839-2183.

EXHIBITS

Attached as Exhibit A is an illustrative amendment to the Amended and Restated Pass Through Trust Agreement.

Attached as Exhibit B is an illustrative amendment to the Management Agreement.

THIS CONSENT IS SOLICITED BY COPPER PROPERTY CTL PASS THROUGH TRUST
CONSENT OF CERTIFICATEHOLDER

The undersigned, being a Certificateholder of Copper Property CTL Pass Through Trust, (i) acknowledges receipt of the Notice of Solicitation of Consents dated May 27, 2021 and the accompanying Consent Solicitation Statement dated May 27, 2021, (ii) represents and warrants that it is not a Disregarded Holder and (iii) votes in the manner designated below all of the Certificates held by the undersigned.

Please carefully review the Consent Solicitation Statement delivered with this consent.

Proposal One: To approve the proposed amendments to the Amended and Restated Pass Through Trust Agreement.

Please specify your vote by an “X” in the appropriate space below.

☐  Consents        ☐  Withholds Consent         ☐  Abstains

Proposal Two: To approve the proposed amendment to the Management Agreement.

Please specify your vote by an “X” in the appropriate space below.

☐  Consents        ☐  Withholds Consent         ☐  Abstains

Please complete, sign and date this written consent and return it on or before 5:00pm EST on June 10, 2021. This consent may be delivered to GLAS Trust Company LLC by email at clientservices.americas@glas.agency, by facsimile to 212-202-6246, or by mail to 3 Second Street, Suite 206, Jersey City, New Jersey 07311-4056.

IF NO ELECTION IS SPECIFIED, AN OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT WILL BE DEEMED TO BE A CONSENT TO THE ADOPTION OF THE PROPOSALS.

Name of Beneficial Owner of Certificates:

Name of DTC Participant:

DTC Participant Number (if applicable):

Name:

Title:

Number of Certificates as to which consents are given:

Date:

Signature(s)

(Must be signed by a DTC Participant whose name appears on a security position listing as the owner of such Certificates, exactly as such name appears on the security position listing.)